Sanville & Company CERTIFIED PUBLIC ACCOUNTANTS
ROBERT F. SANVILLE, CPA MICHAEL T. BARANOWSKY, CPA JOHN P. TOWNSEND, CPA	1514 OLD YORK ROAD ABINGTON, PA 19001 (215) 884-8460 • (215) 884-8686 FAX	MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
140 EAST 45TH STREET NEW YORK, NY 10017 (212) 661-3115 • (646) 227-0268 FAX

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of

Trustees of NYSA Fund,

  a Series of NYSA Series Trust

In planning and performing our audit of the financial statements of NYSA Fund a Series of NYSA Series Trust ("the Fund") as of, and for, the year ended March 31, 2012, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Fund's internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting.  Accordingly, we express no such opinion and issued our report dated May 25, 2012. During our 2013 audit we identified certain material weaknesses, in the Fund’s internal control over financial reporting,  and, accordingly, we have reissued our report for the year ended March 31, 2012 dated June 21, 2013. The material weaknesses identified are set forth on the Schedule of Audit Findings and Responses that accompanies this Report.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (GAAP). A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Fund's annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Company's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). We consider the deficiencies described in the accompanying schedule of audit findings and responses to be material weaknesses.

We noted no other deficiencies in the Fund's internal control over financial reporting and its operation, including controls over safeguarding securities that we consider to be a material weakness as defined above as of March 31, 2012.

This report is intended solely for the information and use of management and the Board of Trustees of NYSA Fund, a Series of NYSA Series Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Abington, Pennsylvania

June 19, 2013

Schedule of Audit Findings and Responses

NYSA Fund,

a Series of NYSA Series Trust

April 1, 2011 through March 31, 2012

1.

Inadequate design of internal control over a significant account or process

Background

It is the responsibility of NYSA Fund’s (“NYSA) management to design and adhere to internal controls for all significant accounts or processes. Our audit identified a material weakness in controls that adversely affect the Fund’s ability to accurately value the Fund’s investments on a daily basis.

Description of Condition

We identified the following weaknesses in internal controls over significant accounts or processes:

•

Management did not follow the fair valuation procedures set forth in the Fund’s Portfolio Securities Valuation Procedures (“Valuation Procedures”) in valuing a security which market quotations were not readily available.

•

Management was not timely in their recognition of an impaired security.

Cause of Condition

•

Lack of formal training on the Fund’s valuation policies and procedures.

Effect of Condition

Management eventually followed the Fund’s Valuation Procedures and advised the Valuation Committee to review and approve the devaluation of a security.  This matter was not handled timely, and as a result, the Fund’s net asset value (NAV) was overstated for the period from October 3, 2011 through March 28, 2012 (“Relevant Period”).  This overstated NAV affected subscriptions and redemptions made during this period.  Shareholders overpaid for subscriptions and were overpaid on redemptions.

Management’s Response

Management has undertaken to formally train each individual, including the Fund’s administrator, involved in valuing the Fund’s security positions.  On a monthly basis the valuation committee will review valuation reports on all securities for which market quotations are not readily available.  Management of the Fund will make each shareholder affected by the overstatement whole, with no impact to existing shareholders or the current NAV.

Schedule of Audit Findings and Results

NYSA Fund

1.

Absent or inadequate segregation of duties within a significant account or process

Background

It is the responsibility of management to design and adhere to internal controls for all significant accounts or processes. Our audit identified a material weakness in controls that adversely affect the Fund’s ability to adhere to the investment objectives of the Fund.

Description of Condition

We identified the following weaknesses in internal controls over significant accounts or processes:

•

The Fund’s Chief Compliance Officer (CCO) also served as the Fund’s portfolio manager during the Relevant Period.  Management did not adhere to the investment stated policies of the Fund forth in the Fund’s prospectus by purchasing an illiquid debt security.

Cause of Condition

•

Lack of experienced personnel at both functions.

Effect of Condition

The portfolio manager did not adhere to the stated investment policies listed in the Fund’s investment policies and prospectus by purchasing an illiquid debt security.  The Fund did not comply with its stated investment policies or its Valuation Procedures.

Management’s Response

Management is reviewing and revising the Fund’s investment policies and the Fund’s Valuation Procedures.

A new CCO has been appointed by the Board of Trustees and a separate and distinct person is the portfolio manager.

1.

Management override of controls.

Background

It is the responsibility of management to design and follow internal controls for all significant accounts or processes. Our audit identified a material weakness in controls that adversely affect the Fund’s ability to accurately value the Fund’s investments on a daily basis.

Description of Condition

We identified the following weaknesses in internal controls over significant accounts or processes:

•

Management did not follow the fair valuation methodology as set forth in the Valuation Procedures in valuing a security which market quotations were not readily available.  Management failed to act on events that had taken place related to a portfolio security resulting in an incorrect timing of the devaluation of this security.

Schedule of Audit Findings and Results

NYSA Fund

Cause of Condition

•

Lack of formal training on the Fund’s valuation policies and procedures.

•

Lack of experienced personnel.

Effect of Condition

The Fund did not comply with the Valuation Procedures adopted by the Fund. Management eventually followed the Valuation Procedures and advised the Valuation Committee to review and approve the devaluation of a security.  This matter was not handled timely and as a result the Fund’s net asset value (NAV) was overstated for the period from October 3, 2011 through March 28, 2012.  This overstated NAV affected subscriptions and redemptions made during this period.  Shareholders overpaid for subscriptions and were overpaid on redemptions.

Management’s Response

Management has undertaken to formally train each individual, including the Fund’s administrator, involved in valuing the Fund’s portfolio securities, especially those portfolio securities for which market quotations are not readily available.  On a monthly basis the Valuation Committee will review valuation reports on all securities which market quotations are not readily available.  Management of the Fund will make each shareholder affected by the overstatement whole, with no impact to existing shareholders or the current NAV.